Exhibit 99.2

USANA Health Sciences, Inc.

Q1 2019 Management Commentary, Results and Outlook

     ●   Results in-line with preliminary results provided on April 2, 2019

     ●   First quarter net sales of $273.0 million

     ●   First quarter net earnings of $24.2 million, or $1.01 per share

     ●   Company reiterates 2019 outlook provided in early April

     ●   Share repurchase authorization increased to $150 million

April 30, 2019

Overview

USANA’s sales performance for the first quarter of 2019 was in line with the preliminary results provided on April 2, 2019.  Three factors negatively affected sales for the quarter: (i) the lack of promotional activity around the world; (ii) negative media in China associated with the Chinese government’s 100-day review of the health products and direct sales industries; and (iii) an unfavorable foreign-currency impact of $13.3 million related to a stronger U.S. dollar.

Our 2019 operating plan contained very little promotional activity around the world during the first quarter, but the plan does include increasing promotional activity as the year progresses.  This is the case because we align our annual operating plan and promotional calendar to offer additional promotions and incentives at strategic times throughout the year to drive momentum.  While we felt the plan as a whole was well developed, the lack of promotional activity during the first quarter was a miscalculation on our part and had a more significant impact on our worldwide momentum than we anticipated.  This was particularly true during the seasonal slow-down that we experience each year in many of our markets during Chinese New Year.  By comparison, we had a variety of promotions during the first quarter of 2018, including (i) the launch of Celavive in every market except China; and (ii) product promotions in China during and following Chinese New Year.

Our promotional calendar has now kicked off and promotional activity is occurring around the world.  For example, we held our annual Asia Pacific Convention in Singapore during the week of April 20th where we had a sold-out event and introduced three new USANA products; EstroPro, Whitening Toothpaste, and Oral Probiotic.  These new products were well received by our Associates and the limited supply was sold out at the event.  Additionally, we are introducing several new initiatives in the United States during 2019, some of which will begin in the second quarter and others will commence later in the year.  We are offering these initiatives on a trial basis to determine whether to offer them in our other markets.  These efforts are intended to improve our customer experience and simplify (and expand) our incentive offering to our sales force.  We are optimistic that these incentives will help us generate sales and customer growth in the United States and potentially other markets in the future.  Finally, we will begin offering promotions again in China later in the second quarter and throughout the remainder of the year.  We paused promotions in this market during the first quarter due to the 100-day review by the Chinese government.  Although it takes time to regain momentum, we are confident that the promotions and initiatives we have planned for the year will generate sales and momentum, particularly during the second half of the year.

The second factor that affected sales during the quarter was a result of the Chinese government’s 100-day review of the health product and direct selling industries.  While these types of reviews are not uncommon for our industry and others in China, we did not anticipate the significant volume of negative media coverage in China about health products and direct selling during the 100-day review.  This media coverage slowed the productivity of our Associates, generated skepticism amongst customers and potential customers, all of which ultimately affected sales in China for the quarter.  The 100-day review officially concluded in mid-April, and we expect to see a more typical operating environment in China going forward.  We believe that we will begin to see progress during the second quarter and that our results in China will continue to accelerate during the second half of the year.

Notwithstanding the factors described above, we are confident that our strategies, plans and promotions for 2019 will drive sales and generate momentum.  Accordingly, we continue to expect year-over-year net sales and earnings growth for the full year.

Q1 2019 Results

First quarter 2019 net sales were $273.0 million, compared with $292.0 million in the prior-year period, or a 6.5% decrease year-over-year.  The strengthening of the U.S. dollar unfavorably impacted net sales by $13.3 million for the quarter.  The Company’s total number of active customers at the end of the first quarter was 586,000, compared to 585,000 in the prior-year period.

First quarter net earnings were $24.2 million, or $1.01 per diluted share, compared with $28.9 million, or $1.19 per share during the prior-year period.

Share Repurchase Program Update

During the quarter, the Company repurchased 283,595 shares of common stock for $30.0 million and ended with weighted average diluted shares outstanding of 23.9 million.  The Company continues to have a strong balance sheet with no debt, $225.0 million in cash and cash equivalents, and $26.9 million invested in short-term securities.  As of March 30, 2019, there was $40.2 million remaining under the current share repurchase authorization.  The Company’s Board of Directors has authorized up to $150 million in share repurchase authorization, which is inclusive of the $40.2 million currently authorized.  Repurchases may be made from time to time, in the open market, through block trades or otherwise, subject to applicable rules of the Securities and Exchange Commission.  The number of shares to be purchased and the timing of purchases will be based on market conditions, the level of cash balances, general business opportunities, and other factors.

Quarterly Income Statement Discussion

Gross margins were essentially flat during the quarter, up 10 basis points from the prior year to 83.2% of net sales.

Associate Incentives increased 60 basis points from the prior year to 44.9% of net sales.  The relative increase in Associate Incentives can be attributed to a typical pattern of modestly higher commissions and bonuses in periods of softer sales performance.

Selling, General and Administrative Expense increased 150 basis points from the prior year to 25.5% of net sales.  The relative increase in SG&A expense is attributed, in great part, to the lower sales as compared to the prior year period.  In absolute terms, SG&A expense declined $577,000 during the current-year quarter.

The effective tax rate improved to 33.4% compared to 34.2% in the prior year quarter.  This small improvement is due primarily to recognition of tax benefits from equity award exercises that occurred in the first quarter.

Inventory.  The increase in inventories is concentrated primarily in China and is the result of lower than expected sales and the build-up in inventory to support an idle production period due to planned facility maintenance.

Regional Financial Results

Asia Pacific Region: Q1 2019 Net sales of $220.9 million; 80.9% of Consolidated Net Sales

Net Sales in the Asia Pacific region decreased 4.8% year-over-year (increase of 0.3% on a constant currency basis).  The number of active Customers in the region increased by 2.9% year-over-year.

Greater China: Net sales in Greater China decreased 8.7% year-over-year, or a 3.4% decline on a constant-currency basis.  The number of active Customers in the Greater China region increased 0.7% year-over-year.  In mainland China, local currency sales decreased 3.9% while the number of active Customers increased 0.7%.

Southeast Asia Pacific: Net sales in the Southeast Asia Pacific region decreased 3.0% year-over-year.  On a constant-currency basis, the Southeast Asia Pacific region increased 1.5% during the quarter.  The number of active Customers in the Southeast Asia Pacific increased 1.8% compared to the prior-year period.  The increase in net sales on a constant-currency basis was driven primarily by results in Thailand, Philippines and New Zealand, where local currency sales increased 25.8%, 20.6%, and 4.3%, respectively.

North Asia: Net sales in North Asia increased 22.9% year-over-year, or an increase of 28.9% on a constant-currency basis.  This growth was driven by 27.3% active Customer growth in South Korea, where local currency net sales increased by 30.3% year-over-year.

Americas and Europe Region: Q1 2019 Net Sales of $52.1 million, 19.1% of Consolidated Net Sales

In the Americas and Europe region, net sales decreased 13.0%, while the number of active Customers decreased 8.6%.  We are introducing several new, trial initiatives in the United States beginning in the second quarter.  These efforts are intended to improve our customer experience and simplify our incentive offering to our sales force.  We are optimistic that these incentives will help us generate sales and customer growth in the United States.

Outlook

The Company reiterated the following consolidated net sales and earnings per share outlook for fiscal year 2019:
●	Consolidated net sales between $1.21 billion and $1.26 billion, representing growth between 1.7% and 5.9% (or growth of 3.6% to 7.9% in constant currency);
●	Earnings per share between $5.00 and $5.35.

The Company’s outlook for the year reflects:
●	An estimated operating margin of between 14.3% and 14.7%;
●	An effective tax rate of approximately 34%;
●	An annualized diluted share count of approximately 23.7 million, which does not reflect future share repurchases; and
●	An unfavorable impact of approximately $23 million related to a stronger U.S. dollar.

Our 2019 strategic initiatives and operating plan remain unchanged and include (i) enhancing technology and the USANA customer experience; (ii) continued product innovation; (iii) growing our existing markets; and (iv) pursuing business development opportunities.  We believe that these initiatives are still appropriate and, in combination with a few additional market specific promotions, will generate momentum and drive sales.  We are confident that 2019 will be another growth year for USANA.

Kevin Guest	Douglas Hekking
CEO	CFO

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act.  Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including: regulatory risk in China following the Chinese government’s 100-day review of the health product and direct selling industries; continued negative media coverage in China following the Chinese government’s 100-day review of these industries; global economic conditions generally; reliance upon our network of independent Associates; risk associated with governmental regulation of our products, manufacturing and marketing activities; adverse publicity risks globally; risks associated with our international expansion and operations; and risks associated with the internal investigation into BabyCare’s operations.  The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.  The forward-looking statements in this press release set forth our beliefs as of the date hereof.  We do not undertake any obligation to update any forward-looking statement after the date hereof or to conform such statements to actual results or changes in the Company’s expectations, except as required by law.

 Non-GAAP Financial Measures

The Company prepares its financial statements using U.S. generally accepted accounting principles (“GAAP”).  Constant currency net sales, earnings, EPS and other currency-related financial information (collectively, “Financial Results”) are non-GAAP financial measures that remove the impact of fluctuations in foreign-currency exchange rates and help facilitate period-to-period comparisons of the Company’s Financial Results that we believe provide investors an additional perspective on trends and underlying business results.  Constant currency Financial Results are calculated by translating the current period's Financial Results at the same average exchange rates in effect during the applicable prior-year period and then comparing this amount to the prior-year period's Financial Results.

Investors contact:	Patrique Richards
Investor Relations
(801) 954-7961
investor.relations@us.usana.com

Media contact:	Dan Macuga
Public Relations
801-954-7280